Exhibit 99.1

January 25, 2011

A. O. Smith announces record earnings for 2010 and provides 2011 guidance

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) reported 2010 earnings from continuing operations of $57.3 million or $1.24 per share on sales of $1.49 billion, which included an after-tax charge of $21.6 million, or $0.47 per share, associated with the flooding that impacted the company’s Ashland City, Tenn., facility in May. The discontinued Electrical Products operations earned $54.4 million or $1.18 per share on sales of $705.8 million.

The combined businesses earned a record $111.7 million, or $2.42 per share, in 2010. Earnings for 2009 were $81.3 million or $2.36 per share. Non-GAAP earnings for 2009, excluding the impact of the SICO transaction, were $89.7 million or $1.97 per share. In the fourth quarter, the combined businesses earned $32.2 million or $0.69 per share in 2010 compared with $22.7 million or $0.50 per share in 2009.

“Both businesses remain focused on reducing costs, improving operational efficiencies and growing their business,” Paul Jones, chairman and chief executive officer, observed.

“Our excellent overall performance took place in spite of continued weakness in the U.S. housing and commercial construction markets and the disruptions caused by the May flood in our largest water heater facility. This ongoing concentration on the fundamentals has had a strong impact on our overall performance and led us to report record earnings in four of the last five years,” Jones noted.

Water Products Company (continuing operations)

Water Products sales increased by more than eight percent to $1.49 billion in 2010 compared with $1.38 billion in 2009, driven by a 30 percent increase in China water heater sales and a full year of sales from A. O. Smith (Shanghai) Water Treatment Products Co. Ltd., a business acquired in late 2009.

Operating profit declined approximately 11 percent to $132.9 million from $148.9 million in 2009 as the $35.4 million pre-tax charge for the May flood more than offset the increase in profits from higher China water heater sales. Operating margin, without the flood charge, increased to 11.3 percent from 10.8 percent in 2009.

In the fourth quarter, Water Products sales of $370.2 million were approximately two percent higher than 2009 fourth quarter sales of $362.3 million. A 14.9 percent increase in China water heater sales, the impact of pricing actions related to raw material costs, and higher U.S. commercial volumes were partially offset by lower U.S. residential water heater volumes.

Fourth quarter operating profit was $43.6 million, a 2.0 percent decline from the $44.5 million operating profit in the fourth quarter of 2009 due primarily to lower U.S. residential water heater volumes and higher raw material costs. Operating margin in the fourth quarter, without the additional flood costs of $1.2 million pre-tax, was 12.1 percent compared with 12.3 percent in 2009.

Also in the fourth quarter, the company purchased the remaining 20 percent interest in A. O. Smith (Shanghai) Water Treatment Products Co. Ltd. and now owns 100 percent of the water purification company. During the fourth quarter, the company incurred an impairment charge related to A. O. Smith (Shanghai) Water Treatment Products Co. Ltd.’s trademarks of $3.4 million and a restructuring charge related to moving the manufacturing plant of $1.8 million. The charges were largely offset by a $5.1 million gain on settlement of disputes with the prior owner of the company.

Electrical Products Company (discontinued operations)

On Dec. 13, the company announced it had reached a definitive agreement to sell the Electrical Products segment to Regal Beloit Corporation (NYSE: RBC) for $875 million. The transaction is expected to close during the first half of 2011, following regulatory approvals. As a result of the announced sale, Electrical Products’ results are shown as a discontinued operation for all periods presented.

Sales in 2010 for Electrical Products increased almost 14 percent to $705.8 million from sales of $620.4 million in 2009 driven by higher volumes in all of the division’s strategic business units.

Operating earnings for Electrical Products more than doubled in 2010 to $74.1 million compared with the $32.5 million earned in the prior year. Higher volumes, lower operating costs, and improvements in plant efficiency were the major contributors to the improved profitability. Additionally, operating profit in 2010 includes $3.2 million in expenses related to the sale of the business, and operating profit in 2009 included a net LIFO benefit of $10.1 million. Operating margins of 10.5 percent were significantly improved from 5.2 percent in 2009.

In the fourth quarter, Electrical Products reported sales of $166.4 million approximately 12 percent higher than fourth quarter 2009 sales of $148.4 million. All strategic business units experienced higher sales compared with the fourth quarter of 2009. Operating profit in the fourth quarter of 2010 significantly improved to $12.2 million compared with $5.1 million in the fourth quarter of 2009. Higher volumes, lower operating costs, and improvements in plant efficiency were partially offset by $3.2 million in expenses related to the sale of the business. The 2009 operating profit in the fourth quarter included a net LIFO benefit of $6.8 million. Fourth quarter operating margins improved to 7.3 percent in 2010 from 3.4 percent in 2009.

Outlook for 2011

“A. O. Smith Corporation is poised for growth going into 2011,” Jones commented. “We expect to benefit from continued double digit growth in our businesses in Asia. We also expect to benefit from the new high-efficiency water heating products introduced last year along with new product introductions in North America and China scheduled for 2011. We believe the U.S. economy will continue on the road to recovery, although we do not anticipate a sizable increase in the U.S. new housing or commercial construction markets this year.”

“Consequently, we forecast earnings from continuing operations, excluding the impact from future acquisitions, of between $1.90 and $2.10 per share for this year,” Jones stated.

Repositioning and Acquisition Strategy

“Today we are the leading water heating company in North America and China,” Jones commented. “In the future, we aspire to not only be the leading water heater company in the world, but also to be a significant player in water treatment technology in developing and emerging markets.”

“We plan to take advantage of our strong balance sheet and the proceeds from the sale of Electrical Products Company to focus on a number of strategic initiatives. We will look to grow our core residential and commercial water heating and water treatment businesses into fast-growing geographic markets. We will continue to pursue acquisitions in markets such as South America, Asia, and Africa.

“We also intend to expand our core product line by looking at acquisitions, joint ventures, or other business relationships that will allow us to expand our product offerings of boilers, heat pumps, and other high efficiency products. Finally, we will pursue opportunities in new and unique technologies that will be attractive to our customers and channel partners and will leverage our core competencies to create value for our shareholders.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Smith Investment transaction impact to reported results

The 2009 full-year results reflect the impact of the required GAAP accounting related to the company’s previously announced transaction with Smith Investment Company (SICO), which closed April 22, 2009. The company believes that providing non-GAAP earnings information is beneficial to investors in understanding the historical operations of the company. A reconciliation of GAAP to non-GAAP earnings and earnings per share calculations is shown as part of the financial statements that accompany this release. The company will provide non-GAAP financial information for historical comparison purposes through the end of 2010. The following table contains both the GAAP and the non-GAAP information:

	2010		2009
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net Earnings attributable to A. O. Smith Corporation (in $ millions)	$111.7	$111.7	$81.3	$89.7

Earnings Per Share	$2.42	$2.42	$2.36	$1.97

Shares Outstanding (in millions)	46.2	46.2	34.5	45.5

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the failure to receive, on a timely basis or otherwise, the required approvals from the government or regulatory agencies (including the terms of such approvals) pertaining to the sale of Electrical Products Company; and the risk that a condition to closing of the sale may not be satisfied; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; negative impact of future pension contributions on the company’s ability to generate cash flow; instability in the company’s electric motor and water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; adverse general economic conditions and capital market deterioration; the impact of acquisition accounting or non-GAAP financial measures on the company’s financial statements; difficulties in integrating the A. O. Smith (Shanghai) Water Treatment Products Co. Ltd. acquisition or the North American tankless water heater venture; difficulties in realizing future growth and profit expectations for the A. O. Smith (Shanghai) Water Treatment Products Co. Ltd. acquisition or the North American tankless venture and potential negative impacts on the company that the flooding of its Ashland City, Tenn., water heater manufacturing plant may have. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended December 31		Year ended December 31
	2010	2009	2010	2009

Net sales	$370.2	$362.3	$1,489.3	$1,375.0
Cost of products sold	253.9	251.3	1,043.3	980.1

Gross profit	116.3	111.0	446.0	394.9

Selling, general and administrative	86.1	79.8	328.7	291.8
Flood related expense	1.2	—	35.4	—
Restructuring, impairment and settlement income, net	0.1	0.4	0.1	1.3
Interest expense	1.8	2.2	6.9	7.2
Other (income) / expense	(1.5)	0.8	0.5	2.8

	28.6	27.8	74.4	91.8
Tax provision	8.2	10.2	17.3	30.9

Earnings before equity loss in joint venture	20.4	17.6	57.1	60.9
Equity gain (loss) in joint venture	0.1	(0.1)	—	(0.4)

Earnings from continuing operations	20.5	17.5	57.1	60.5

Earnings from discontinued EPC operations, net of tax	11.6	5.1	54.4	29.1

Net earnings	32.1	22.6	111.5	89.6

(Earnings) loss attributable to noncontrolling interest:
Continuing operations	0.1	0.1	0.2	(9.6)
Discontinued operations	—	—	—	1.3

Net earnings attributable to A.O. Smith Corporation	$32.2	$22.7	$111.7	$81.3

Diluted Earnings Per Share of Common Stock
Continuing operations	$0.44	$0.39	$1.24	$1.48
Discontinued operations	0.25	0.11	1.18	0.88

Net	$0.69	$0.50	$2.42	$2.36

Average Common Shares Outstanding (000’s omitted)	46,367	45,825	46,163	34,477

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) December 31 2010	December 31 2009
ASSETS:

Cash and cash equivalents	$118.9	$76.3
Receivables	313.3	275.6
Inventories	146.8	110.5
Deferred income taxes	27.3	25.8
Other current assets	17.4	24.5
Current assets - discontinued EPC operations	272.3	227.3

Total Current Assets	896.0	740.0

Net property, plant and equipment	258.4	249.0
Goodwill and other intangibles	430.4	435.5
Deferred income taxes	89.7	93.9
Other assets	36.8	39.5
Long-term assets - discontinued EPC operations	400.7	416.6

Total Assets	$2,112.0	$1,974.5

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$263.0	$236.8
Accrued payroll and benefits	37.2	39.3
Product warranties	36.4	34.4
Long-term debt due within one year	18.6	21.1
Other current liabilities	59.0	59.4
Current liabilities - discontinued EPC operations	122.6	100.3

Total Current Liabilities	536.8	491.3

Long-term debt	242.4	232.1
Other liabilities	151.3	156.8
Pension liabilities	222.9	232.8
Long-term liabilities - discontinued EPC operations	77.2	71.7
Stockholders’ equity	881.4	789.8

Total Liabilities and Stockholders’ Equity	$2,112.0	$1,974.5

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Year ended December 31
	2010	2009
Operating Activities
Net earnings	$111.5	$89.6
Less earnings from discontinued operations	(54.4)	(29.1)

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	40.8	38.3
Loss on disposal of assets	11.7	0.9
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(37.5)	46.8
Noncurrent assets and liabilities	(8.8)	(24.3)
Other	—	0.7

Cash Provided by Operating Activities - continuing operations	63.3	122.9
Cash Provided by Operating Activities - discontinued operations	61.5	140.0

Cash Provided by Operating Activities	124.8	262.9

Investing Activities
Capital expenditures	(53.5)	(42.7)
Net cash distributed with spin-off of discontinued businesses	—	(7.1)
Acquisition of businesses	(11.8)	(71.4)
Proceeds from sale of restricted marketable securities	4.6	8.9
Proceeds from sale of assets	3.0	2.0

Cash Used in Investing Activities - continuing operations	(57.7)	(110.3)
Cash Used in Investing Activities - discontinued operations	(8.8)	(6.7)

Cash Used in Investing Activities	(66.5)	(117.0)

Financing Activities
Long-term debt incurred	5.0	—
Long-term debt repaid	—	(91.1)
Net proceeds from stock option activity	4.0	7.6
Dividends paid	(24.7)	(21.4)

Cash Used in Financing Activities - continuing operations	(15.7)	(104.9)
Cash Used in Financing Activities - discontinued operations	—	—

Cash Used in Financing Activities	(15.7)	(104.9)

Net increase in cash and cash equivalents	42.6	41.0
Cash and cash equivalents - beginning of period	76.3	35.3

Cash and Cash Equivalents - End of Period	$118.9	$76.3

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended December 31		Year ended December 31
	2010	2009	2010	2009
Net sales
Water Products	$370.2	$362.3	$1,489.3	$1,375.0

Operating earnings
Water Products (1),(2),(3)	$43.6	$44.5	$132.9	$148.9

Corporate expenses (4)	(13.1)	(14.6)	(51.6)	(50.3)
Interest expense	(1.8)	(2.2)	(6.9)	(7.2)

Earnings before income taxes	28.7	27.7	74.4	91.4

Tax provision	8.2	10.2	17.3	30.9

Earnings from continuing operations	$20.5	$17.5	$57.1	$60.5

(1) includes equity gain (loss) in joint venture of:	$0.1	$(0.1)	$—	$(0.4)
(2) includes flood related expense of:	$1.2	$—	$35.4	$—
(3) includes pretax restructuring, impairment and settlement income of:	$0.1	$—	$0.1	$—
(4) includes pretax other charges of:	$—	$0.4	$—	$1.3

A. O. SMITH CORPORATION

Reconciliation of Non-GAAP Data

(in millions, except per share amounts)

	Fourth Quarter		Total Year
	2010	2009	2010	2009
Net Earnings, as reported	$32.2	$22.7	$111.7	$81.3
Add: Non-GAAP adjustments attributable to net earnings of non-controlling interest and SICO expenses	—	—	—	8.4

Adjusted Earnings	$32.2	$22.7	$111.7	$89.7

Average Common shares outstanding, as reported (1)	46.4	45.8	46.2	34.5
Add: Non-GAAP adjustments to weighted average
Common shares attributable to non-controlling interest	—	—	—	11.0

Adjusted average Common shares outstanding	46.4	45.8	46.2	45.5

Earnings per Share, as reported	$0.69	$0.50	$2.42	$2.36

Adjusted Earnings per Share	$0.69	$0.50	$2.42	$1.97

(1)

Reported shares are calculated as the weighted average of Smith Investment Company (SICO) shares prior to the closing of the transaction with SICO on April 22, 2009, and A. O. Smith shares after the closing